Exhibit 99.1

Silver Spring Networks Announces CFO Transition

Reaffirms Outlook for Second Quarter 2016 and Full Year 2016

San Jose, CA – June 6, 2016 – Silver Spring Networks, Inc. (NYSE: SSNI) today announced that James P. Burns, the company’s Chief Financial Officer, has resigned to accept a position with another company. Mr. Burns’ resignation is effective June 10, 2016.

Kenneth P. Gianella, Vice President of Financial Planning & Analysis, has been appointed as the company’s interim Chief Financial Officer effective upon Mr. Burns’ departure. Mr. Gianella, a seasoned technology and finance executive with over 20 years of experience, has been a valuable contributor to Silver Spring Networks for over five years in various finance and operational roles.

“On behalf of the entire company and our Board of Directors, we thank Jim for his valuable service, and wish him well in his future endeavors,” said Mike Bell, President and CEO, Silver Spring Networks. “We are fortunate to have a strong financial team in place, as well as an executive of Ken’s caliber with many years of experience at Silver Spring Networks as our interim CFO.”

Silver Spring Networks has initiated a search process to identify a permanent CFO, and will consider both internal and external candidates.

Silver Spring Networks also reaffirmed its financial outlook for the second quarter of 2016 and the full year 2016 as provided on its May 9, 2016 earnings conference call.

About Silver Spring Networks

Silver Spring Networks is a leading networking platform and solutions provider for smart energy networks. Silver Spring’s pioneering IPv6 networking platform, with over 23.6 million Silver Spring enabled devices delivered, is connecting utilities to homes and businesses throughout the world with the goal of achieving greater energy efficiency for the planet. Silver Spring’s innovative solutions enable utilities to gain operational efficiencies, improve grid reliability, and empower consumers to monitor and manage energy consumption. Silver Spring Networks’ customers include major utilities around the globe such as Baltimore Gas & Electric, CitiPower & Powercor, Commonwealth Edison, Consolidated Edison, CPS Energy, Florida Power & Light, Jemena Electricity Networks Limited, Pacific Gas & Electric, Pepco Holdings, Progress Energy, and Singapore Power, among others. To learn more, please visit www.silverspringnet.com.

Contact

Mark McKechnie

VP Investor Relations

Silver Spring Networks

(669) 770-4664

markm@ssni.com

Amy Cook

Global Communications

Silver Spring Networks

669 770 4183

acook@ssni.com

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Forward-Looking Statements

This press release contains forward-looking statements about Silver Spring Networks’ expectations, plans, intentions, and strategies, including, but not limited to statements regarding Silver Spring’s financial outlook for second quarter 2016 and full year 2016. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include timing around customer decisions and deployment pace, receipt by our customers of required regulatory approvals, dependence on a limited number of customers and key suppliers, and other risks described in Silver Spring Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Silver Spring Networks as of the date hereof. Silver Spring Networks assumes no obligation to update these forward-looking statements.